EXHIBIT 21.1

MICRON TECHNOLOGY, INC.

SUBSIDIARIES OF THE REGISTRANT

Name	State (or jurisdiction) in which Organized

Micron Europe Limited	United Kingdom
Also does business as Crucial Technology Europe
Micron Japan, Ltd.	Japan
Micron Semiconductor Asia Pte. Ltd.	Singapore
Also does business as Crucial Technology Asia
Micron Semiconductor Canada, Inc.	Canada
Micron Semiconductor (Deutschland) GmbH	Germany
Micron Semiconductor France, SAS	France
Micron Semiconductor India, Inc.	Idaho
Micron Semiconductor International, Ltd.	Cayman Islands, B.W.I.
Micron Semiconductor Korea Co., Ltd.	South Korea
Micron Semiconductor (Shanghai) Co., Ltd.	China
Micron Semiconductor Products, Inc.	Idaho
Also does business as Crucial Technology
Micron Semiconductor (Xiamen) Co., Ltd.	China
Micron Semiconductor Technology (Shanghai) Co., Ltd.	China
Micron Technology Asia Pacific, Inc.	Idaho
Micron Technology Italia S.r.l.	Italy
Micron Technology Puerto Rico, Inc.	Puerto Rico
Micron Technology Services, Inc.	Idaho
Micron Technology Texas, LLC	Idaho